Exhibit 99.1

Contact:	Hyundai Motor America
Chris Hosford
(714) 743-8764
Contact:	XM Satellite Radio
Chance Patterson
(202) 380-4318

Hyundai Motor America Is the First Automaker to Add Standard XM

Satellite Radio to Its Full Vehicle Lineup

Hyundai Motor America and XM Satellite Radio

Fountain Valley, California and Washington, D.C., March 23, 2005 – Hyundai Motor America and XM Satellite Radio today announced that Hyundai will be the first automaker to launch XM as standard, factory-installed equipment in every vehicle across its entire model line-up.

Starting in 2006, XM radios will be factory-installed in all Hyundai models, beginning with the all-new Sonata, Santa Fe, Elantra, and the upcoming replacement for the XG350 premium sedan. By year-end 2006, 75% of Hyundai’s sales volume will be XM-equipped, with the remaining models following quickly thereafter, totaling well over 500,000 units by 2007.

“XM is the leading satellite radio provider, and our unique partnership establishes Hyundai as the industry leader in the application of standard satellite entertainment and data systems,” said Robert Cosmai, President and CEO of Hyundai Motor America. “Just as we’ve done in achieving our position as an industry-leader in value, quality, and standard safety features, here again we are setting a new benchmark as the first automaker to launch standard XM satellite radio across our complete model line-up.”

“Including XM as standard equipment in all of its vehicles makes this one of the most aggressive automotive rollouts of XM Satellite Radio ever,” said Hugh Panero, President and CEO of XM Satellite Radio. “Hyundai is one of the fastest-growing automakers in the world today, and it has earned outstanding ratings for quality, reliability, and safety. We know that Hyundai customers are going to love XM’s award-winning programming as they travel from coast to coast.”

Hyundai Motor America, headquartered in Fountain Valley, Calif. is a subsidiary of Hyundai Motor Company of Korea. Hyundai cars and sport utility vehicles are distributed throughout the United States by Hyundai Motor America and are sold and serviced by more than 660 Hyundai dealerships nationwide.

About XM Satellite Radio

XM Satellite Radio (NASDAQ: XMSR) is America’s number one satellite radio service with more than 3.2 million subscribers. Broadcasting live daily from studios in Washington, DC, New York City and Nashville, XM offers more than 150 digital radio channels of choice from coast to coast: 67 commercial-free music channels, featuring hip hop to opera, classical to country, bluegrass to blues; 64 channels of premier sports, news, talk, comedy, children’s and entertainment programming; and 21 channels of the most advanced traffic and weather information for major metropolitan areas nationwide. XM Satellite Radio is the satellite radio leader in sports programming, offering thousands of live sporting events every year. XM is the official satellite radio network for Major League Baseball, NASCAR, the Indy Racing League, the PGA TOUR, and the college sports conferences ACC, Pac-10, and Big Ten. XM was named Best Radio Service at the 2004 Billboard Digital Entertainment Awards.

XM is the leader in satellite-delivered entertainment and data services for the automobile market through partnerships with General Motors, Honda, Toyota, Nissan, Volkswagen/Audi, and its newest partner Hyundai, which will offer XM as standard, factory-installed equipment in every vehicle across its entire model line-up. XM is available in more than 120 different vehicle models for 2005. XM also is available in Avis, National, and Alamo rental cars. XM is the exclusive in-flight entertainment service for AirTran Airways, and will soon be available on JetBlue flights. Consumers can experience XM over the Internet through XM Radio Online at http://listen.xmradio.com. For more information about XM hardware, programming and partnerships, please visit http://www.xmradio.com.